Exhibit 99.1

Niska Gas Storage Partners LLC Announces Suspension of Common Unit Distribution and Third Quarter Results for Fiscal 2015

RADNOR, PENNSYLVANIA — February 2, 2015 - Niska Gas Storage Partners LLC (NYSE:NKA) (“Niska” or “the Company”) reported today its financial results for the quarter and nine months ended December 31, 2014. The Company also provided an update on the current business environment and announced the suspension of distributions on its common units.

Financial Results

Adjusted EBITDA (as defined below) for Niska’s quarter ended December 31, 2014 was $9.4 million, compared to $37.0 million for the quarter ended December 31, 2013.  Adjusted EBITDA was $48.0 million for the nine months ended December 31, 2014, compared to $84.4 million for the nine months ended December 31, 2013.  Cash Available for Distribution (as defined below) was negative $4.0 million and positive $9.6 million for the quarter and nine months ended December 31, 2014, respectively, compared to $20.5 million and $35.7 million for the quarter and nine months ended December 31, 2013, respectively.  Adjusted EBITDA and Cash Available for Distribution for the quarter and nine months ended December 31, 2014 included benefits of $4.4 million and $8.8 million, respectively, related to inventory write-downs.  Excluding the benefits of inventory write downs, Adjusted EBITDA for the quarter and nine months ended December 31, 2014 was $5.0 million and $39.2 million, respectively, and Cash Available for Distribution was negative $8.4 million and positive $0.8 million, respectively.

Niska’s net losses for the quarter and nine months ended December 31, 2014, were $259.6 million and $307.4 million, compared to net losses of $13.4 million and $13.3 million, respectively, for the quarter and nine months ended December 31, 2013.  Net loss per unit was $6.85 and $8.27, respectively, for the quarter and nine months ended December 31, 2014, compared to net loss per unit of $0.37 for both the quarter and nine months ended December 31, 2013.  Results for the nine months ended December 31, 2014 include the previously disclosed one-time recognition of approximately $26.0 million of long-term contract revenue related to the termination and renegotiation of a storage services agreement with TransCanada Gas Storage Partnership, Niska’s largest volumetric customer.  Excluding this one-time payment, Adjusted EBITDA would have been $22.0 million, Cash Available for Distribution would have been negative $16.4 million and net loss would have been $333.4 million for the nine months ended December 31, 2014.

In addition, results for the three and nine months ended December 31, 2014 included the following:

•                  A non-cash write-down of the Company’s recorded goodwill of $245.6 million.  The Company determined that the continued narrow seasonal spread environment and lower levels of volatility which have characterized the natural gas market throughout the current fiscal year could persist. This triggered a requirement to review the Company’s goodwill for impairment at an interim point rather than at fiscal year end. The Company determined that its goodwill was fully impaired and, accordingly, all of its remaining goodwill of $245.6 million was written down.

•                  A depreciation charge for cushion gas migration of $31.2 million for the three months ended December 31, 2014 and $64.7 million for the nine months ended December 31, 2014.  After experiencing unprecedented deliverability requirements throughout the quarter ended March 31, 2014, an evaluation of facility performance, cycling capabilities, and costs associated with maintaining those capabilities going forward was undertaken.  We have determined that approximately 6.2 Bcf of cushion gas, with a book cost of $9.85 per mmbtu, has migrated at our AECO facilities and is no longer providing effective pressure support.  Of this amount, approximately 3.0 Bcf of cushion gas migration was reflected as a depreciation charge in the quarter ended December 31, 2014.  The Company estimates that future migration could be approximately 2.0 Bcf per year, and that future maintenance capital necessary to replace migrated cushion gas could be approximately $6.0 million — $10.0 million annually.  These estimates reflect current anticipated utilization of the facilities and could change depending on overall storage fills and cycling requirements and the price of natural gas at the time the cushion gas is replaced.

•                  Inventory impairment charges of $31.7 million and $42.2 million for the three and nine months ended December 31, 2014, respectively.  Operational needs for temporary reservoir support required the purchase of proprietary inventory at prices above the future hedged settlement value. In addition, a decline in natural gas prices resulted in the recognition of the value of financial hedges positioned in the quarter ended December 31, 2014 without the physical flow of the associated gas.  The natural gas was re-hedged at new, lower values, which resulted in the weighted average cost of the Company’s natural gas inventory exceeding its associated hedged market value.

“Financial results for the fiscal third quarter and year-to-date were very disappointing,” said Bill Shea, Chairman, President and Chief Executive Officer.  “Robust increases in natural gas supply across North America, coupled with relatively warm weather patterns in the markets we serve, which have continued into the fiscal fourth quarter, resulted in extremely low seasonal spreads and little of the volatility that we expected as the winter withdrawal season approached.

These unfavorable market conditions resulted in lower revenues and profitability.  We are thoroughly reviewing cost reduction strategies in response to these unfavorable conditions. We remain focused on managing all aspects of our costs and are committed to protecting our liquidity and future cash flows.”  Mr. Shea continued, “As a result, our Board determined that it was prudent to suspend entirely the distribution on our common units in order to conserve cash and preserve liquidity in this difficult market environment.  It is uncertain when market conditions will improve to a point that reinstatement of the distribution would be appropriate.”

Earnings Call

Niska will host a conference call to discuss the Company’s quarterly results, as well as an update on the current business environment, on Monday, February 2, 2015, at 9:00 a.m. Eastern Time (8:00 a.m. Central).  This call will be webcast by NASDAQ OMX and can be accessed at Niska’s website at www.niskapartners.com.

If you are unable to participate in the webcast of the earnings call, you may access the live conference call by dialing the following numbers:

Primary Dial-In:	1-877-280-4956
Secondary Dial-In:	1-857-244-7313
Access Code:	63908318

A telephonic replay can be accessed until 11:59 p.m. Central, February 9, 2015, at the following numbers:

Primary Dial-In:	1-888-286-8010
Secondary Dial-In:	1-617-801-6888
Access Code:	96699494

In addition, an electronic replay and PDF transcript will be available after the call on the Niska website in the Investor Center section under the Presentations & Webcasts tab.

About Niska

Niska is a growth-oriented midstream natural gas services provider with operations focused on owning, operating, developing and acquiring midstream energy assets in the United States and Canada.  We are currently the largest independent owner and operator of natural gas storage in North America, with strategically located assets in key natural gas producing and consuming regions.  Niska owns and operates three natural gas storage facilities, including the AECO HubTM in Alberta, Canada; Wild Goose in California; and Salt Plains in Oklahoma. We also contract for natural gas storage capacity in the U.S. Mid-continent.

Forward Looking Statements

This press release includes “forward-looking statements” - that is, statements related to future, not past, events.  Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words.  These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate.  Among these risks and uncertainties are (1) changes in general economic conditions; (2) our level of exposure to the market value of natural gas storage services which could adversely affect our revenues and cash available to make distributions; (3) competitive conditions in our industry; (4) actions taken by third-party operators, processors and transporters; (5) changes in the availability and cost of capital; (6) operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; (7) the effects of existing and future laws and governmental regulations; (8) the effects of future litigation; and (9) other factors and uncertainties that are unknown or unpredictable could also have a materially adverse effect on future results.  For further discussion of risks and uncertainties, you should refer to Niska’s filings with the United States Securities and Exchange Commission.  Actual results and future events could differ materially from those anticipated in such statements.  Niska undertakes no obligation, and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  All forward-looking statements are qualified in their entirety by this cautionary statement.

*****

Non-GAAP Financial Measures

Niska uses and discloses the financial measures “Adjusted EBITDA” and “Cash Available for Distribution” in this press release.  Niska defines Adjusted EBITDA as net earnings before interest, income taxes, depreciation and amortization, unrealized risk management gains and losses, foreign exchange gains and losses, non-cash compensation expense, inventory impairment write-downs, asset impairment (including goodwill) and other (income) expense.  Niska defines Cash Available for Distribution as Adjusted EBITDA reduced by interest expense (excluding amortization of deferred financing costs), income taxes paid (or recovered), maintenance capital expenditures and other (income) expense.  Niska’s Adjusted EBITDA and Cash Available for Distribution are not presentations made in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”).  Niska’s management utilizes Adjusted EBITDA and Cash Available for Distribution as key performance measures in order to assess:

•                                          the financial performance of Niska’s assets, operations and return on capital without regard to financing methods, capital structure or historical cost basis;

•                                          the ability of Niska’s assets to generate cash sufficient to pay interest on its indebtedness and make distributions to its equity holders;

•                                          repeatable operating performance that is not distorted by non-recurring items or market volatility; and

•                                          the viability of acquisitions and capital expenditure projects.

The GAAP measure most directly comparable to Adjusted EBITDA and Cash Available for Distribution is net earnings.  For a reconciliation of Adjusted EBITDA to net earnings, please see the schedule provided in the attached pages.

Niska believes that investors benefit from having access to the same financial measures used by Niska’s management.  Further, Niska believes that these measures are useful to investors because they are one of the bases for comparing Niska’s operating performance with that of other companies with similar operations, although Niska’s measures may not be directly comparable to similar measures used by other companies.

Niska Gas Storage Investor Contact:

Sarah Steel —Director, Investor Relations - 403-513-8600

ir@niskapartners.com

NISKA GAS STORAGE PARTNERS LLC

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) AND COMPREHENSIVE

INCOME (LOSS)

(in thousands of U.S. dollars, except for per unit amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

REVENUES
Fee-based revenue	$15,628	$30,484	$74,015	$95,151
Optimization, net	23,591	(4,637)	31,171	24,746
	39,219	25,847	105,186	119,897

EXPENSES (INCOME)
Operating	9,434	8,426	32,451	27,747
General and administrative	4,233	9,361	20,513	30,164
Depreciation and amortization	41,752	10,518	107,730	31,149
Interest	13,182	17,114	38,229	49,718
Impairment of goodwill	245,604	—	245,604	—
Foreign exchange losses	344	160	32	606
Other (income) expense	(72)	(14)	(72)	360
	314,477	45,565	444,487	139,744

EARNINGS (LOSS) BEFORE INCOME TAXES	(275,258)	(19,718)	(339,301)	(19,847)

Income tax benefit	(15,635)	(6,309)	(31,875)	(6,561)

NET EARNINGS (LOSS) AND COMPREHENSIVE INCOME (LOSS)	$(259,623)	$(13,409)	$(307,426)	$(13,286)

Net earnings (loss) allocated to:

Managing member	$(4,677)	$(260)	$(5,573)	$(256)
Common unitholders	$(254,946)	$(13,149)	$(301,853)	$(13,030)

Earnings (loss) per unit allocated to common unitholders - basic and diluted	$(6.85)	$(0.37)	$(8.27)	$(0.37)

NISKA GAS STORAGE PARTNERS LLC

SELECTED FINANCIAL DATA AND NON-GAAP RECONCILIATIONS

(in thousands of U.S. dollars, except capacity amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Reconciliation of Net Earnings (Loss) to Adjusted EBITDA and Cash Available for Distribution:

Net earnings (loss)	$(259,623)	$(13,409)	$(307,426)	$(13,286)
Add / (deduct):
Interest expense	13,182	17,114	38,229	49,718
Income tax benefit	(15,635)	(6,309)	(31,875)	(6,561)
Depreciation and amortization	41,752	10,518	107,730	31,149
Non-cash compensation expense	444	—	1,687	—
Unrealized risk management (gains) losses	(48,278)	28,933	(48,127)	22,447
Impairment of goodwill	245,604	—	245,604	—
Foreign exchange losses	344	160	32	606
Other (income) expense	(72)	(14)	(72)	360
Write-downs of inventory	31,700	—	42,200	—
Adjusted EBITDA	$9,418	$36,993	$47,982	$84,433
Less:
Cash interest expense, net	12,269	16,278	35,491	47,212
Income taxes paid (recovered)	(519)	67	(231)	73
Maintenance capital expenditures	1,780	123	3,240	1,082
Other (income) expense	(72)	(14)	(72)	360
Cash available for distribution	$(4,040)	$20,539	$9,554	$35,706

Revenue:
Fee-based revenue:
Long-term contract revenue	$13,373	$21,278	$67,956	$62,161
Short-term contract revenue	2,255	9,206	6,059	32,990
Total	$15,628	$30,484	$74,015	$95,151

Proprietary optimization:
Realized optimization	$7,013	$24,296	$25,244	$47,193
Unrealized risk management gains (losses)	48,278	(28,933)	48,127	(22,447)
Write-downs of inventory	(31,700)	—	(42,200)	—
Total	$23,591	$(4,637)	$31,171	$24,746

Capital expenditures:
Maintenance	$1,780	$123	$3,240	$1,082
Expansion	(123)	2,293	510	2,573
Total	$1,657	$2,416	$3,750	$3,655

Operating data:
Effective working gas capacity (Bcf)	250.5	250.5	250.5	250.5

	December 31,	March 31,
Selected Balance Sheet data	2014	2014
	(unaudited)

Cash and cash equivalents	$8,380	$7,704
Borrowings under revolving credit facility	$240,500	$119,500
Total debt excluding revolving credit facility	$586,255	$587,225
Members’ equity	$228,272	$554,140